Exhibit 5.1

                                                        February 25, 2014

USA Synthetic Fuel Corporation
1717 Pennsylvania Avenue, NW, Suite 1025
Washington, DC 20006

Re:	USA Synthetic Fuel Corporation
Shelf Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to USA Synthetic Fuel Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”).

Pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement relates to, among other things, the issuance and sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act, of shares of common stock, $.0001 par value per share, of the Company (“Common Stock”), with an aggregate public offering price not to exceed $150 million.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Restated Certificate of Incorporation of the Company, as amended to the date hereof (the “Restated Certificate”); (iii) the Bylaws of the Company, as currently in effect (the “Bylaws”); and (iv) certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) on February 24, 2014 relating to the registration of the Common Stock. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In rendering the opinions expressed below, we have assumed and have not verified (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to us as originals, and (iv) the conformity to the authentic original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action (including by the Company), corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

February 25, 2014

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, and assuming that: (i) the Registration Statement, as finally amended (including all post-effective amendments), will have become effective under the Securities Act and will comply with all applicable laws; (ii) an appropriate prospectus supplement with respect to the Common Stock will have been prepared, delivered and filed with the Commission and will comply with all applicable laws; (iii) if the Common Stock is to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Common Stock will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iv) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company will have taken all necessary corporate action to approve the issuance of the Common Stock and related matters; (v) the terms of the issuance and sale of the Common Stock will have been duly established in conformity with the Restated Certificate and the Bylaws so as not to violate any applicable law, the Restated Certificate or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) certificates in the form required under the Delaware General Corporation Law representing the shares of Common Stock will have been duly executed, countersigned, registered and delivered upon payment of the agreed upon consideration therefor, or the provisions of the Delaware General Corporation Law governing the issuance of uncertificated shares will have been complied with, we are of the opinion that the shares of Common Stock, when issued and sold in accordance with the applicable underwriting agreement with respect to the Common Stock or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be validly issued, fully paid and non-assessable, provided that the consideration therefor is not less than $.0001 per share of Common Stock.

Our opinions set forth above are limited to the Delaware General Corporation Law.  We do not express any opinion with respect to the law of any other jurisdiction. The Common Stock may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including any applicable rules and regulations thereunder, as in effect on the date hereof.

We understand that we may be referred to under the heading “Legal Matters” in a prospectus and in a prospectus supplement forming a part of the Registration Statement, and we hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours, /s/ Taft Stettinius & Hollister LLP Taft Stettinius & Hollister LLP